BRF S.A.

PUBLICLY-HELD COMPANY

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

Synthetic Voting Map

EXTRAOrdinary General MEETING

Meeting to be held on May 25, 2018

BRF S.A. ("BRF" or "Company") (B3: BRFS3; NYSE: BRFS), pursuant to CVM Instruction #481 of December 17, 2009, hereby informs its shareholders and the general market that it received, on this date, the voting map related to the Extraordinary General Meeting to be held on May 25, 2018 ("General Meeting") sent by the financial institution that provides the Company’s bookkeeping services. Such map, hereby attached, consolidates the remote votes cast by means of custody agents and those which were sent directly to the bookkeeping agent.

The General Meeting will be held on May 25, 2018, at 11:00 am, at the Company‘s head office, located at Rua Jorge Tzachel, 475, in the City of Itajaí, State of Catarina State, Bairro Fazenda.

São Paulo, May 23, 2018

Lorival Nogueira Luz Jr.

Global Chief Executive Officer,

Chief Financial and Investor Relations Officer